Exhibit 10.35
SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
This Second Amendment to the Employment Agreement is dated March 13, 2023 by and between Naushaza Molu (“Employee”) and Rackspace US, Inc. (the “Company”).
WHEREAS, the Company and Employee are parties to that certain Employment Agreement signed November 14, 2022 and that certain First Amendment to Employment Agreement signed November 15, 2022, together (the “Agreement”); and
WHEREAS, the parties hereto desire to amend the Agreement as hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreement contained in the Agreement, as amended, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.Section 3(a) is amended to read in its entirety as follows:
Annual Base Salary. During the Employment Period, Employee shall be paid an annual base salary of £604,666 (“Annual Base Salary”), payable in 12 equal installments, pro-rated and paid in arrears directly into a nominated UK Bank or Building Society account of Employee’s choice on or around the 25th of each month. Payments will be made after normal tax, national insurance and other relevant deductions. Employee shall be eligible for increases in Annual Base Salary consistent with Company’s ordinary compensation cycles and process for the Company’s senior executives. After any such increase, “Annual Base Salary” for purposes of this Agreement shall mean such increased amount.
2.Section 3(b) is amended to read in its entirety as follows:

Annual Bonus. With respect to each calendar year that ends during the Employment Period, Employee shall be eligible to receive an annual cash bonus (the “Annual Bonus”), with a target Annual Bonus amount equal to 90% of Annual Base Salary (“Target Bonus”), with a maximum potential amount of 150% of Annual Base Salary, and with the actual bonus determined pursuant to the Rackspace Corporate Cash Bonus Plan (or any successor plan) and as approved by the Board or Compensation Committee of the Board (“Compensation Committee”); provided that if the performance goals for an applicable year are achieved at or exceeding the target performance goals, or unless otherwise the Board or Compensation Committee has granted an exception, Employee shall be paid no less than the Target Bonus for the applicable year. For performance years 2023 and 2024 only, to be paid in 2024 and 2025 at the time of the Annual Bonus pay out respectively, the Company guarantees a minimum Annual Bonus payout to Employee of the greater of £131,822 or the actual Annual Bonus attainment (the “Guaranteed Bonus”). From time to time the Company will review Employee’s Target Bonus percentage and may provide for an increase as it may deem appropriate at its discretion; any such increase shall be deemed thereafter the Target Bonus percentage for purposes of this agreement.

3.Section 3(c) is amended to read in its entirety as follows:

Signing Cash Bonus. Employee will be paid a Signing Bonus of £439,406 on the next reasonable payroll period following the Start Date of this agreement or later, if requested by Employee but no later than 6 months after the Start Date. For the avoidance of doubt, the Signing Cash Bonus becomes an obligation of Company to pay Employee as of the Start Date.

All other terms and conditions of the Agreement not expressly amended herein remain in full force and effect.

EMPLOYEE:

/s/ Naushaza Molu		Date:	March 13, 2023
Naushaza Molu

COMPANY:

/s/ Michael Bross		Date:	March 13, 2023
Rackspace US, Inc.
By:	Michael Bross
Title:	Interim Chief Legal Officer and Corporate Secretary

4820-4557-4759.1